Exhibit 10.03

April 17, 2006

Dennis McKenna

Silicon Graphics, Inc.

Dear Dennis:

Silicon Graphics, Inc. (the “Company”) is pleased to amend your original employment letter dated January 27, 2006 (the “Agreement”) as discussed with you and as approved by the independent Compensation Committee and the Board of Directors.

Paragraph 3, Equity, subparagraph (a), Restricted Stock Awards, has been amended by deleting the original vesting schedule for your restricted stock award defined as the Initial Restricted Stock Award from its original quarterly vesting schedule to a revised schedule vesting the first three quarterly installments of May 1, August 1 and November 1 at the deferred date of December 31, 2006, with the remaining quarterly installments to vest as provided in the Agreement beginning on February 1, 2007.

In all other respects the terms of your employment shall remain as set forth in the Agreement. This amendment shall be effective immediately upon the date of this letter.

We hope you find this amendment favorable. We would appreciate your indication of your agreement with the terms of this amendment by signing and dating this letter where indicated in duplicate and returning the original fully executed to me.

Yours very truly, SILICON GRAPHICS, INC.

By:	/s/ Barry Weinert
Barry Weinert, VP and General Counsel